Exhibit 99.1

News Release

FOR IMMEDIATE RELEASE	Contact:	Paul C. Hudson, President/CEO
Alvin D. Kang, CFO
(323) 634-1700
www.broadwayfed.com

Broadway Financial Corporation Reports Third Quarter Net Earnings

LOS ANGELES, CA – (BUSINESS WIRE) – October 28, 2004 – Broadway Financial Corporation (the “Company”) (NASDAQ Small-Cap: BYFC), the holding company of Broadway Federal Bank, f.s.b. (the “Bank”), today reported net earnings of $385,000 and $1,289,000, or $0.23 and $0.74 per diluted share, for the three and nine months ended September 30, 2004, compared to $379,000 and $1,099,000, or $0.19 and $0.55 per diluted share, respectively, for the three and nine months ended September 30, 2003. Compared to 2003, third quarter net earnings increased 1.58% and net earnings for the nine months increased 17.29%. The stock buyback transaction in the first quarter of 2004 reduced the weighted average shares outstanding and increased the earnings per share.

President Paul C. Hudson stated, “Loan origination volume was lower compared to the second quarter, reflecting the dampening effect of rising rates.” He noted that, “Third quarter originations of $21.5 million was lower by $14.0 million compared to the $35.5 million in the second quarter.” He went to state, “We expect lower loan volumes in the months ahead, and will have to wait and see what unfolds after the elections with interest rates.”

Net Earnings

The increase in net earnings, comparing 2004 to 2003, was primarily attributable to the increase in net interest income and non-interest income, offset by an increase in non-interest expense. Net interest income after provision for loan losses increased $268,000 and $826,000, or 13.16% and 13.35%, respectively, for the three and nine months ended September 30, 2004 compared to the same periods in 2003. Non-interest income decreased $16,000, or 4.48%, and increased $184,000, or 20.38%, respectively, for the three and nine months ended September 30, 2004, compared to the same periods in 2003. Non-interest expense increased $212,000 and $642,000, or 11.82% and 12.08%, respectively, for the three and nine months ended September 30, 2004, compared to the same periods in 2003.

Net Interest Income

Net interest income after provision for loan losses increased to $2.3 million and $7.0 million for the three and nine months ended September 30, 2004, from $2.0 million and $6.2 million for the same periods in 2003. A nine-month rate/volume analysis indicates that the $884,000 increase in net interest income before provision for loan losses was primarily attributable to the impact of the growth in average interest-earning assets of $35.8 million, or 17.38%, and interest-bearing liabilities of $37.2 million, or 19.14%, which resulted in an increase in net interest income of $1,549,000 (volume impact), offset by the impact of a decrease in the net interest rate spread of 8 basis points (rate impact), which resulted in a decrease in net interest income of $665,000.

Gross loan originations were $21.5 million and $90.2 million for the three and nine months ended September 30, 2004, compared to $18.8 million and $37.8 million for the same periods in 2003. Loan purchases totaled $155,000 and $2.0 million for the three and nine months ended September 30, 2004, compared to $3.8 million and $17.8 million for the same periods in 2003. There were no purchases of mortgage-backed securities for the three and nine months ended September 30, 2004, compared to $3.4 million and $17.4 million of such purchases for the same periods in 2003. Loan prepayments amounted to $12.0 million and $33.4 million for the three and nine months ended September 30, 2004, compared to $12.9 million and $36.0 million for the same periods in 2003.

Interest-bearing liabilities increased $12.5 million during the third quarter. The increase was primarily attributable to increases in Federal Home Loan Bank (“FHLB”) advances of $3.9 million and deposits of $8.6 million. For the nine months ended September 30, 2004, interest-bearing liabilities increased $40.2 million. The increase was comprised of a $12.7 million increase in deposits, a $21.5 million increase in FHLB advances and a $6.0 million issuance of junior subordinated debentures.

The net interest rate spread for the three and nine months ended September 30, 2004 was 3.66% and 3.82%, respectively, compared to 3.78% and 3.90%, respectively, for the same periods in 2003. The 12 and 8 basis points decreases in spread were attributable to the larger decline in the weighted average yield on interest-earning assets compared to the decline in the weighted average cost of funds on interest-bearing liabilities. The yield on interest-earning assets declined 4 and 19 basis points to 5.61% and 5.68%, respectively, for the three and nine months ended September 30, 2004, from 5.65% and 5.87%, respectively, for the same periods in 2003. The weighted average cost of funds increased 7 basis points to 1.95% and declined 11 basis points to 1.86%, respectively, for the three and nine months ended September 30, 2004, from 1.88% and 1.97%, respectively, for the same periods in 2003. The primary spread (weighted average interest rate on loans minus weighted average interest rate on deposits) at September 30, 2004 was 3.93% compared to 4.62% at September 30, 2003, a decline of 69 basis points.

Non-interest Income

Non-interest income totaled $341,000 and $1,087,000 for the three and nine months ended September 30, 2004, compared to $357,000 and $903,000 for the same periods in 2003. While the third quarter results were substantially the same, the Bank earned more on the sale of loans in 2004 than in 2003.

Non-interest Expense

Total non-interest expense increased to $2.0 million and $6.0 million for the three and nine months ended September 30, 2004, from $1.8 million and $5.3 million for the same periods in 2003. Compensation and benefits increased $131,000 as we added management personnel.

Allowance for Loan Losses

The allowance for loan losses as a percentage of gross loans was 0.58% at September 30, 2004, compared to 0.67% at December 31, 2003 and 0.87% at September 30, 2003. The Bank’s non-performing assets to total assets ratio was 0.04% at September 30, 2004, compared to 0.03% at December 31, 2003 and 0.04% at September 30, 2003. At September 30, 2004, the Bank had no loans in foreclosure or REO (real estate owned) properties. Non-performing assets, which also include total loans delinquent 90 or more days, amounted to $115,000 at September 30, 2004, compared to $80,000 at September 30, 2003. The $58,000 loan loss provision was primarily related to losses on savings overdraft accounts.

Deposits

Total deposits increased $12.7 million, or 7.05%, to $192.6 million from $179.9 million at December 31, 2003. Core deposits (NOW, demand, money market and passbook accounts) increased by $15.0 million during the first nine months of 2004. At September 30, 2004, core deposits represented 47.71% of total deposits, compared to 42.77% at December 31, 2003 and 44.62% at September 30, 2003. Management has focused on increasing core deposit customers, extending deposit maturities on time deposits, and closely managing the Bank’s cost of deposits.

Performance Ratios

For the three months ended September 30, 2004, the Company’s return on average equity increased to 10.42%, compared to 8.49% for the same period in 2003. The return on average assets decreased to 0.59% for the three months ended September 30, 2004, compared to 0.69% for the same period in 2003. The ratio of non-interest expense to average assets improved to 3.07% for the three months ended September 30, 2004, compared to 3.28% for the same period in 2003. The efficiency ratio improved to 74.15% in third quarter 2004, compared to 74.90% in third quarter 2003.

About us

Broadway Federal Bank, f.s.b. is a community-oriented savings bank, which primarily originates residential mortgage loans and conducts funds acquisition in the geographic areas known as Mid-City and South Los Angeles. The Bank operates four full service branches, three in the city of Los Angeles, and one located in the nearby city of Inglewood, California. At September 30, 2004, the Bank met the capital requirements necessary to be deemed “well capitalized” for regulatory capital purposes.

Shareholders, analysts and others seeking information about the Company are invited to write to: Broadway Financial Corporation, Investor Relations, 4800 Wilshire Blvd., Los Angeles, CA 90010, or visit our website at www.broadwayfed.com.

BROADWAY FINANCIAL CORPORATION AND SUBSIDIARIES

Consolidated Balance Sheets

(Dollars in thousands)

(Unaudited)

	September 30, 2004	December 31, 2003
Assets
Cash	$3,566	$5,029
Federal funds sold	8,800	2,600
Investment securities available for sale	5,988	—
Investment securities held to maturity	2,000	3,996
Mortgage-backed securities available for sale, at fair value	—	9,122
Mortgage-backed securities held to maturity	3,697	6,317
Loans receivable held for sale, at lower of cost or fair value	—	1,671
Loans receivable, net	233,206	192,116
Accrued interest receivable	975	883
Investments in capital stock of Federal Home Loan Bank, at cost	2,413	1,789
Office properties and equipment, net	5,639	5,603
Other assets	966	689

Total assets	$267,250	$229,815

Liabilities and stockholders’ equity
Deposits	$192,586	$179,907
Advances from Federal Home Loan Bank	49,970	28,502
Junior subordinated debentures	6,000	—
Advance payments by borrowers for taxes and insurance	837	324
Deferred income taxes	1,058	1,019
Other liabilities	2,068	1,872

Total liabilities	252,519	211,624

Stockholders’ Equity:
Preferred non-convertible, non-cumulative, and non-voting stock, $.01 par value, authorized 1,000,000 shares; issued and outstanding 55,199 shares of Series A and 100,000 shares of Series B at September 30, 2004 and December 31, 2003	2	2
Common stock, $.01 par value, authorized 3,000,000 shares; issued and outstanding 1,518,890 shares at September 30, 2004 and 1,832,507 shares at December 31, 2003	10	10
Additional paid-in capital	10,426	10,507
Accumulated other comprehensive loss, net of taxes	(7)	(68)
Retained earnings-substantially restricted	9,236	8,207
Treasury stock-at cost, 350,052 shares at September 30, 2004 and 36,435 shares at December 31, 2003	(4,880)	(375)
Unearned Employee Stock Ownership Plan shares	(56)	(92)

Total stockholders’ equity	14,731	18,191

Total liabilities and stockholders’ equity	$267,250	$229,815

BROADWAY FINANCIAL CORPORATION AND SUBSIDIARIES

Consolidated Statements of Operations and Comprehensive Earnings

(Dollars in thousands, except per share amounts)

(Unaudited)

	Three Months ended September 30,		Nine Months ended September 30,
	2004	2003	2004	2003
Interest on loans receivable	$3,391	$2,556	$9,788	$7,669
Interest on investment securities	54	33	156	136
Interest on mortgage-backed securities	60	345	253	1,153
Other interest income	41	27	103	102

Total interest income	3,546	2,961	10,300	9,060

Interest on deposits	820	730	2,394	2,315
Interest on borrowings	363	194	833	556

Total interest expense	1,183	924	3,227	2,871

Net interest income before provision for loan losses	2,363	2,037	7,073	6,189
Provision for loan losses	58	—	58	—

Net interest income after provision for loan losses	2,305	2,037	7,015	6,189

Non-interest income:
Service charges	255	255	788	773
Net gains on sale of loans and securities available for sale	51	81	225	103
Other	35	21	74	27

Total non-interest income	341	357	1,087	903

Non-interest expense:
Compensation and benefits	1,169	1,038	3,486	2,986
Occupancy expense, net	271	152	801	795
Information services	161	267	493	434
Professional services	135	104	381	372
Office services and supplies	116	103	315	315
Other	153	129	479	411

Total non-interest expense	2,005	1,793	5,955	5,313

Earnings before income taxes	641	601	2,147	1,779
Income taxes	256	222	858	680

Net earnings	$385	$379	$1,289	$1,099

Other comprehensive income (loss), net of tax:
Unrealized gain (loss) on securities available for sale	$—	$(545)	$120	$(141)
Reclassification of realized net gains (loss) included in net earnings	—	85	(21)	85
Income tax benefit (expense)	—	179	(38)	25

Other comprehensive income (loss), net of tax	—	(281)	61	(31)

Comprehensive earnings	$385	$98	$1,350	$1,068

Net earnings	$385	$379	$1,289	$1,099
Dividends paid on preferred stock	(19)	(19)	(58)	(58)

Earnings available to common shareholders	$366	$360	$1,231	$1,041

Earnings per share-basic	$0.24	$0.20	$0.78	$0.58
Earnings per share-diluted	$0.23	$0.19	$0.74	$0.55
Dividend declared per share-common stock	$0.05	$0.04	$0.14	$0.11
Basic weighted average shares outstanding	1,497,958	1,802,204	1,573,284	1,794,726
Diluted weighted average shares outstanding	1,578,904	1,908,887	1,665,348	1,894,614

BROADWAY FINANCIAL CORPORATION AND SUBSIDIARIES

Selected Ratios and Data

(Dollars in thousands)

	As of September 30,
	2004	2003
Broadway Federal Bank, f.s.b.
Regulatory Capital Ratios:
Tangible capital	7.10%	7.53%
Core capital	7.10%	7.53%
Total Risk-Based capital	10.73%	13.19%

Asset Quality Ratios and Data:

Non-performing loans as a percentage of total gross loans	0.05%	0.05%

Non-performing assets as a percentage of total assets	0.04%	0.04%

Allowance for loan losses as a percentage of total gross loans	0.58%	0.87%

Allowance for loan losses as a percentage of non-performing loans	1,191.30%	1,786.25%

Allowance for losses as a percentage of non-performing assets	1,191.30%	1,786.25%

Non-performing assets:

Non-accrual loans	$115	$80
Real estate acquired through foreclosure	—	—

Total non-performing assets	$115	$80

	Three Months ended September 30,		Nine Months ended September 30,
	2004	2003	2004	2003
Performance Ratios:

Return on average assets	0.59%	0.69%	0.69%	0.68%
Return on average equity	10.42%	8.49%	11.41%	8.70%
Average equity to average assets	5.66%	8.18%	6.03%	7.86%
Non-interest expense to average assets	3.07%	3.28%	3.18%	3.30%
Efficiency ratio (1)	74.15%	74.90%	72.98%	74.92%
Net interest rate spread (2)	3.66%	3.78%	3.82%	3.90%
Effective net interest rate spread (3)	3.74%	3.89%	3.90%	4.01%

(1)	Efficiency ratio represents non-interest expense divided by net interest income plus non-interest income.
(2)	Net interest rate spread represents the difference between yield on average interest-earning assets and the cost of interest-bearing liabilities.
(3)	Effective net interest rate spread represents net interest income as a percentage of average interest-earning assets.

BROADWAY FINANCIAL CORPORATION AND SUBSIDIARIES

Support for Calculations

(Dollars in thousands)

	Three Months ended September 30,		Nine Months ended September 30,
	2004	2003	2004	2003
Total assets	$267,250	$221,713	$267,250	$221,713
Total gross loans	$235,474	$164,535	$235,474	$164,535
Total equity	$14,731	$17,914	$14,731	$17,914
Average assets	$261,126	$218,383	$249,826	$214,460
Average loans	$232,941	$155,143	$219,369	$151,401
Average equity	$14,784	$17,862	$15,064	$16,851
Average interest-earning assets	$252,794	$209,463	$241,618	$205,842
Average interest-bearing liabilities	$242,537	$196,794	$231,274	$194,120
Net income	$385	$379	$1,289	$1,099
Total income	$2,704	$2,394	$8,160	$7,092
Non-interest expense	$2,005	$1,793	$5,955	$5,313
Efficiency ratio	74.15%	74.90%	72.98%	74.92%
Non-accrual loans	$115	$80	$115	$80
REO, net	$—	$—	$—	$—
ALLL	$1,370	$1,429	$1,370	$1,429
REO-Allowance	$—	$—	$—	$—
Interest income	$3,546	$2,961	$10,300	$9,060
Interest expense	$1,183	$924	$3,227	$2,871
Net interest income	$2,363	$2,037	$7,073	$6,189